EXHIBIT 99.1

INSMED INCORPORATED REPORTS FINANCIAL RESULTS FOR THE

FIRST HALF AND SECOND QUARTER ENDED JUNE 30, 2006

RICHMOND, VA – (August 8, 2006) – Insmed Incorporated (Nasdaq/NMS: INSM), a biopharmaceutical company focused on the development and commercialization of drug candidates for the treatment of metabolic diseases and endocrine disorders with unmet medical needs, today announced results for the three and six month periods ended June 30, 2006.

$000’s (except EPS)	Q2 2006	Q2 2005	1st Half 2006	1st Half 2005
Total Revenues	210	28	263	85
Net loss	(8,911)	(8,524)	(22,339)	(14,288)
Earnings per share	(0.09)	(0.19)	(0.25)	(0.32)

Discussion of Revenue and Expense Items

Revenues for the three months ended June 30, 2006 were $210,000 as compared with $28,000 in the corresponding period of 2005. The $210,000 revenue figure for the second quarter of 2006 was made up of $172,000 in sales to patients in our named patient program, $8,000 in sales to commercial patients and $30,000 in royalties. Commercial sales of our FDA approved drug IPLEX™, commenced on May 25, 2006 with the first month’s supply being provided free to many of the children in order for them to begin treatment immediately rather than wait for IPLEX™ to be approved by the individuals’ payer plan. The $28,000 of revenue for the second quarter of 2005 reflects only royalties as receipts from our named patient program for the second quarter of 2005, totalling $27,000, were classed as a reduction in expense, as we were reporting results on a research and development basis at the time.

Cost of goods sold for the second quarter of 2006 was $23,000. The cost of goods sold for the current quarter was favorably impacted by the consumption of intermediates and raw materials which were manufactured and expensed in prior quarters when all costs were classed as research and development expense.

The net loss for the second quarter ended June 30, 2006 was $8.9 million or $0.09 per share, as compared to a net loss of $8.5 million or $0.19 per share for the corresponding quarter of 2005.

The $0.4 million increase in the net loss for the second quarter of 2006 as compared to the second quarter of 2005 was due mainly to a $3.5 million increase in selling, general and administration (SG&A) expense, which was partially offset by a combination of a $1.7 million decrease in interest expense, a $1.0 million reduction in research and development expense and a $0.3 million increase in interest income.

The rise in SG&A expenses for the three months ended June 30, 2006 is mainly due to the hiring and ramping up of our commercial team and associated marketing expenses for our commercial launch of IPLEX™, and the recording of patent litigation expenses in the SG&A category as we commenced commercial operations in the second quarter of 2006. Prior to the second quarter of 2006 the patent litigation expenses were recorded in research and development. The decrease in interest expense is due to a $1.8 million reduction in non-cash amortization associated with the convertible debt discount on the 2005 notes, which was partially offset by a $0.1 million reduction in actual cash interest payments on the 2005 notes. The decrease in research and development expenses for the three months ended June 30, 2006, as compared to the corresponding period of 2005, was mainly due to the capitalization of inventory and construction in progress at the our production facility in Boulder, Colorado and the recording of the patent litigation expenses in SG&A. The increase in interest income for the quarter resulted from the higher level of cash on hand for investment as a result of the completion of our public offering in March of 2006.

Revenues reported for the six months ended June 30, 2006 were $263,000 as compared to $85,000 reported for the same period in 2005. The $263,000 of revenues reported for the half year were made up of $172,000 in sales to patients in our named patient program, $8,000 in sales to commercial patients reported and $83,000 from royalties. The $85,000 of revenue for the first half of 2005 reflects only royalties, as receipts from our named patient program for the first half of 2005, totalling $134,000, were classified at the time as a reduction in expense.

Cost of goods sold for the six months ended June 30, 2006 were $23,000, the same as reported for the second quarter of 2006

The net loss for the six months ended June 30, 2006 was $22.3 million, or $0.25 per share, compared to the net loss of $14.3 million, or $0.32 per share, reported for the corresponding period in 2005.

The $8.1 million increase in the net loss for the first half of 2006 as compared to the first half of 2005 was due primarily to a $6.0 million increase in SG&A expense, a $1.9 million increase in research and development expense and a $0.9 million rise in interest expense, partially offset by a $0.6 million increase in interest income.

The rise in SG&A expenses is primarily due to the build-up of our commercial team and associated marketing expenses in connection with the launch of IPLEX™, together with the recording in SG&A of patent litigation expenses, which were higher than corresponding quarters. The higher research and development expenses were mainly due to higher product and process development expenses at our manufacturing facility in Boulder, Colorado, as we added personnel and continued scale up and process improvements in support of current and future IPLEX™ production. These increases were partially offset by the recording of patent litigation expenses in SGA and the capitalization of inventory and construction in progress. The higher interest expense results from a $1.1 million increase in non-cash amortization of the March 2005 convertible debt discount, offset by a $0.2 million reduction in actual cash interest payments, as the conversion of the March 2005 notes and warrants, which were exercised during the first quarter of 2006, resulted in an acceleration of the debt discount and a reduction in interest paid. The increase in interest income for the quarter resulted from the higher level of cash on hand for investment.

As of June 30, 2006, we had total cash and cash equivalents of $48.4 million which represents an increase of $29.6 million from December 31, 2005. This net increase is due to the $52.1 million in net cash provided by financing activities during the first half of the year, which was partially offset by the $19.5 million in net cash used during the half in support of our business operations and $3.0 million of construction in progress at our manufacturing facility. The $52.1 million of cash from financing activities was generated from a combination of $42.8 million in net proceeds from the sale of common stock in March 2006, $8.8 million from the exercise of certain outstanding warrants and $0.4 million from a reduction in a restricted letter of credit and employee option exercises.

Conference Call

We will host a conference call on Tuesday, August 8; at 4:30 p.m. Eastern Time to discuss the financial results for the first quarter of 2006 and provide a business update.

Interested investors can listen to the call over the internet from Insmed’s investor relations website at www.insmed.com or by dialling (800) 361-0912 (domestic) or (913) 981-5559 (international).

A telephonic replay of the call will be available for one week at 888-203-1112 (domestic) or (719) 457-0820 (international), passcode: 1703416. A web replay of the call will be available through our corporate website, in the investor relations segment, beginning at 6:00 p.m.

About IPLEX™

IPLEX™ is approved in the United States as the only once daily treatment for children with short stature associated with severe primary IGF-I deficiency (Primary IGFD). IPLEX™, a complex of recombinant human IGF-I and its binding protein IGFBP-3 (rhIGF-I/rhIGFBP-3), is the only FDA-approved IGF-I replacement therapy that also replaces deficient IGFBP-3 in these patients. The drug, which was launched in the second quarter of 2006, is also being investigated for various other indications with unmet medical needs, including severe insulin resistance, myotonic muscular dystrophy and HIV Associated Adipose Redistribution Syndrome (HARS).

For more information about IPLEX™ please go to www.go-IPLEX.com.

About Insmed Incorporated

Insmed is a biopharmaceutical company focused on the development and commercialization of drug candidates for the treatment of metabolic diseases and endocrine disorders with unmet medical needs. For more information, please visit www.insmed.com. Our leading product, IPLEX™ was approved as an orphan drug by the United States Food and Drug Administration in December 2005 for the treatment of growth failure in children with severe primary IGF-I deficiency (Primary IGFD) or with growth hormone (GH) gene deletion who have developed neutralizing antibodies to GH.

Statements included within this press release, which are not historical in nature, may constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, but are not limited to, statements regarding financial position, results of operations, cash flows, financing plans, business strategies, capital and other expenditures, competitive positions, commercial acceptance of IPLEX™, growth opportunities for approved or proposed products, plans and objectives of management. Such forward-looking statements are subject to numerous risks and uncertainties, including risks that we may not successfully launch IPLEX™, our product candidates may fail in clinical trials or may not be successfully marketed, we may lack financial resources to complete development of product candidates, we may be unable to raise additional financing necessary to continue current operations, we may not be able to sufficiently expand the manufacturing capacity of our leased manufacturing facility in Boulder, Colorado, and utilize that facility to manufacture our approved product, IPLEX™, and other product candidates, competing products may be more successful, we may have a negative outcome of our current litigation with third parties regarding our patent rights, demand for new pharmaceutical products may decrease and the biopharmaceutical industry may experience negative market trends. As a result of these and other risks and uncertainties, actual results may differ materially from those described in this press release. For further information with respect to factors that could cause actual results to differ from expectations, reference is made to reports filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The forward-looking statements made in this release are made only as of the date hereof and Insmed disclaims any intention or responsibility for updating predictions or financial guidance contained in this release.

Media Contact:	Kathy Jeavons
202.835.7260
Kathy.jeavons@ketchum.com

Investor Relations Contact:	Tim Ryan
212.477.9007 x24
tryan@troutgroup.com

INSMED INCORPORATED

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$48,356	$18,835
Restricted cash	285	285
Accounts receivable	105	—
Inventories	1,797	—
Other current assets	190	83

Total current assets	50,733	19,203

Long-term assets:
Restricted cash - long term	2,830	3,118
Deferred financing costs, net	262	532
Property and equipment, net	3,029	17

Total long-term assets	6,121	3,667

Total assets	$56,854	$22,870

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,884	$968
Accrued project costs & other	1,353	1,990
Payroll liabilities	1,690	1,574
Interest payable	28	52
Restructuring reserve	121	286

Total current liabilities	6,076	4,870

Long-term liabilities:
Convertible debt	6,013	11,438
Debt discount	(2,466)	(5,001)

Net convertible debt	3,547	6,437

Asset retirement obligation	1,330	1,034

Total liabilities	10,953	12,341

Stockholders’ equity:
Common stock; $.01 par value; authorized shares 500,000,000; issued and outstanding shares, 100,228,903 in 2006 and 66,525,792 in 2005	1,002	665
Additional paid-in capital	321,895	264,522
Accumulated deficit	(276,996)	(254,658)

Net stockholders’ equity	45,901	10,529

Total liabilities and stockholders’ equity	$56,854	$22,870

INSMED INCORPORATED

Condensed Consolidated Statements of Operations

(in thousands, except per share data - unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
Sales	$180	$—	$180	$—
Royalties	30	28	83	85

Total revenues	210	28	263	85

Operating expenses:

Cost of goods sold	23	—	23	—
Research and development	4,348	5,339	11,522	9,626
Selling, general and administrative	5,163	1,640	8,963	2,933

Total costs and expenses	9,534	6,979	20,508	12,559

Operating loss	(9,324)	(6,951)	(20,245)	(12,474)

Interest income	577	252	889	316

Interest expense	(164)	(1,825)	(2,983)	(2,130)

Net loss	$(8,911)	$(8,524)	$(22,339)	$(14,288)

Basic and diluted net loss per share	$(0.09)	$(0.19)	$(0.25)	$(0.32)

Shares used in computing basic and diluted net loss per share	100,152	44,998	90,125	44,992

INSMED INCORPORATED

Condensed Consolidated Statements of Cash Flows

(in thousands - unaudited)

	Six Months Ended June 30
	2006	2005
Operating activities
Net loss	$(22,339)	$(14,288)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,809	1,573
Non-cash stock acceleration		14
Stock based compensation expense	481	—
Stock options issued for services	40	—
Changes in operating assets and liabilities:
Accounts receivable	(105)
Inventory	(1,797)
Other assets	(107)	(16)
Accounts payable	1,916	(690)
Accrued project costs	(636)	(586)
Payroll liabilities	116	(149)
Restructuring reserve	(165)	(158)
Asset retirement obligation	296	296
Interest payable	(24)	315

Net cash used in operating activities	(19,515)	(13,689)

Investing activities
Purchase of Property, Plant and Equipment	(3,016)	—

Net cash used in investing activities	(3,016)	—

Financing activities
Proceeds from issuance of convertible debt with detachable stock warrants	—	35,000
Proceeds from issuance of common stock		165
Public offering - issuance of 23 million shares	43,240	—
Issuance costs	(421)	—
Warrants converted into shares	8,810	—
Other	135

Total proceeds from issuance of common stock	51,764	165
Costs incurred in conjunction with issuance of debt	—	(2,428)
Cash restricted to restricted letters of credit	288	185

Net cash provided by financing activities	52,052	32,922

Increase in cash and cash equivalents	29,521	19,233
Cash and cash equivalents at beginning of period	18,835	9,222

Cash and cash equivalents at end of period	$48,356	$28,455

Supplemental information
Cash paid for interest	$165	$411